AURAMET TRADING, LLC
TRADING AGREEMENT

This agreement ("Agreement"), effective as of July 24, 2012, sets forth the terms and conditions that govern non-exchange traded, over-the-counter, spot, forward and option transactions on both a deliverable and non-deliverable basis involving various metals, energy products, and currencies (collectively "Contracts") between AURAMET TRADING, LLC a Delaware limited liability company ("Auramet") and COMSTOCK MINING INC. together with its operating subsidiary COMSTOCK MINING LLC (the "Customer") (hereinafter referred to collectively as the "Parties"). This Agreement shall apply to all Contracts entered into between the Parties.

1. Account and Collateral. A non-regulated account will be opened in Customer's name at Auramet (the "OTC Account"). Auramet reserves the right to require, at any time, that Customer deposit collateral with Auramet or an affiliate of Auramet with respect to transactions in Contracts, such collateral to be in the form of US Dollars or such other form acceptable to Auramet in its sole discretion. Auramet will from time to time establish an uncommitted trading line in US Dollars and with a tenor for the Customer (the "Trading Line"); the Trading Line (either or both of dollar limit or tenor) may be revoked or altered at any time without notice, and shall be deemed utilized to the extent that the total market value of Customers obligations under all open Contracts exceeds the market value of said Contracts, as reasonably determined by Auramet in its sole discretion. In the event the Trading Line has reached its limit and the Customer is required to post margin, Auramet will pay interest on the margin at a rate equivalent to the daily LIBOR rate for as long as the Customer has margin placed with Auramet. Margin shall be called for and returned in increments of $25,000 and the interest on the margin shall be payable monthly, in arrears, based on a 360 day calendar for the actual number of days elapsed.

2. Limits. This Agreement does not evidence a commitment of Auramet to enter into Contracts with Customer generally or to enter into any specific Contract.

3. Security Interest. Any and all Contracts, securities, cash, foreign currency, collateral, and/or property of Customer, including all proceeds of the foregoing, held by Auramet, or its agents on behalf of Customer, are hereby pledged to Auramet and shall be subject to a first priority lien and security interest in Auramet's favor to secure performance of Customer's obligations and liabilities to Auramet.

4. Confirmations. Upon entering into a Contract with Customer, Auramet shall send the Customer a written confirmation specifying the economic terms of each Contract. Written confirmations shall be conclusive and binding on Customer unless Customer notifies Auramet within three business days of any objection upon transmission of such confirmation. As used in this Agreement, the term "business day" shall mean any day on which the New York Mercantile Exchange is generally open for business.

5. Settlement. All Contracts will be subject to the netting provisions set forth herein. All payments due under a Contract shall be made on the delivery date specified in the written confirmation in immediately available funds in the designated currency.

6. Netting Provisions.

(a) Netting by Novation. Each Contract made between Customer and Auramet will immediately, upon its being entered into, be netted with all then existing Contracts between Customer and Auramet for the same metals, energy products and/or currencies having the same delivery date and the same delivery location so as to constitute a single, new Contract.

(b) Payment Netting. If on any delivery date more than one delivery of a particular metal, energy product, or currency is to be made at the same delivery locations between Customer and Auramet pursuant to Contracts, each party may aggregate the amounts deliverable by it and only the difference, if any, between these aggregate amounts may be delivered by the party owing the larger amount to the other party.

(c) Close-Out Netting.

1. Customer Defaults: in the event: (i) Customer fails to meet initial or maintenance margin, or option premium requirements when due; (ii) Customer fails to perform any of its obligations respecting settlement, delivery and/or exercise; (iii) Customer fails in any way to perform any other obligation hereunder promptly after receipt of notice of such failure; (iv) there is a material adverse change in Customer's financial condition; (v) Customer files or has filed against it a petition for liquidation, reorganization or the appointment of a receiver for all or a

substantial portion of Customer's assets under any bankruptcy, insolvency or other similar law; (vi) Customer fails to pay its debts generally as they become due or Customer makes an assignment for the benefit of creditors; (vii) Auramet, in its reasonable discretion, considers it necessary for its protection; (viii) any event set forth in sub-section (c)(1)(i) through (c) (1)(vii) occurs in respect of a credit support provider (including a guarantor or an issuer or confirmer of a letter of credit); (ix) any credit support document (which term includes any guaranty or letter of credit) relating to the Customer either (A) expires or ceases to be in full force and effect prior to the full satisfaction of any obligations hereunder or (B) is not renewed, in a form and manner reasonably acceptable to Auramet, within thirty business days of the expiration thereof; (x) the Customer or any credit support provider of the Customer (or, in either case, any custodian acting on its behalf) disaffirms, disclaims or repudiates, in whole or in part, or challenges the validity of, any credit support document; or (xi) any representation or warranty made or given or deemed made or given by any credit support provider of the Customer pursuant to any credit support document shall prove to have been false or misleading in any material respect as at the time it was made or given or deemed made or given, *then* Auramet shall have the right, without limitation, to close-out all of Customer's Contracts, and may in its sole discretion at any time or from time to time upon notice (unless such notice cannot practicably be provided in the circumstances) liquidate all or some of Customer's collateral subject to Auramet's security interest hereunder on any commercially reasonable basis and apply the proceeds of such collateral to any amounts owing by Customer to Auramet resulting from the close-out of such Contracts. Any such close-out of Contracts shall be accomplished by Auramet: (i) closing-out each such Contract so that each such Contract is canceled and calculating settlement amounts equal to the difference between the market value (as reasonably determined by Auramet in its sole discretion) and contract value of the Contract or, in the case of options, settlement amounts equal to the current market premium for a comparable option (as reasonably determined by Auramet in its sole discretion); (ii) discounting each settlement amount then due to present value at the time of close-out (to take into account the period between the date of close-out and the maturity date of the relevant liquidated Contract using an interest rate equal to Auramet's cost of funds as reasonably determined by Auramet in its sole discretion); (iii) calculating an aggregate settlement payment in an amount equal to the net amount of such discounted settlement amounts as is then due from one party to the other; and (iv) setting off the settlement payments, if any, that Auramet owes Customer as a result of such liquidation and all collateral held by or for Auramet against the settlement payments, if any, that Customer owes to Auramet as a result of such close-out; so that all such amounts are netted to a single liquidated amount payable by one party to the other party, as appropriate.

2. Auramet Defaults: in the event: (i) Auramet fails to perform any of its obligations respecting settlement, delivery and/or exercise; (ii) Auramet fails in any way to perform any other obligation hereunder promptly after receipt of notice of such failure; (iii) there is material adverse change in Auramet's financial condition; (iv) Auramet files or has filed against it a petition for liquidation, reorganization or the appointment of a receiver for all or a substantial portion of Auramet's assets under any bankruptcy, insolvency or other similar law; (v) Auramet fails to pay its debts generally as they become due or Auramet makes an assignment for the benefit of creditors; (vi) Customer, in its reasonable discretion, considers it necessary for its protection; (vii) any event set forth in sub-section (c)(2)(i) through (c)(1) (vi) occurs in respect of a credit support provider (including a guarantor or an issuer or confirmer of a letter of credit); *then* Customer shall have the right, without limitation, to close-out all of Auramet's Contracts and may in its sole discretion at any time or from time to time upon notice (unless such notice cannot practicably be provided in the circumstances). Any such close-out of Contracts shall be accomplished by Customer: (i) closing-out each such Contract so that each such Contract is canceled and calculating settlement amounts equal to the difference between the market value (as reasonably determined by Customer in its sole discretion) and contract value of the Contract or, in the case of options, settlement amounts equal to the current market premium for a comparable option (as reasonably determined by Customer in its sole discretion); (ii) discounting each settlement amount then due to present value at the time of close-out (to take into account the period between the date of close-out and the maturity date of the relevant liquidated Contract using an interest rate equal to Customer's cost of funds as reasonably determined by Customer in its sole discretion); (iii) calculating an aggregate settlement payment in an amount equal to the net amount of such discounted settlement amounts as is then due from one party to the other; and (iv) setting off the settlement payments, if any, that Auramet owes Customer as a result of such liquidation and all collateral held by or for Auramet against the settlement payments, if any, that Auramet owes to Customer as a result of such close-out; so that all such amounts are netted to a single liquidated amount payable by one party to the other party, as appropriate.

The net amount payable by one party to the other party pursuant to this section shall be paid by the close of business on the business day following receipt by the defaulting party of notice of the non-defaulting party's close-out netting calculations, with interest at the rate of the published overnight USD LIBOR plus 300 basis points from and including the close-out date to but including such business day. To the extent permitted by applicable law, any amounts owed but not paid when due shall bear interest at the rate set forth above (as reasonably determined by the non-defaulting party in its sole discretion) for each day for which such amount remains unpaid. Any addition of interest or discounting required under this section shall be calculated on the basis of a year of 360 days.

Notwithstanding anything to the contrary set forth above regarding the right(s) to close-out and value Contracts, if an event specified in sub-section (c) with respect to Customer has occurred, then upon the occurrence of such event, all outstanding Contracts will be deemed to have been automatically terminated as of the time immediately preceding the institution of the relevant proceeding, or the presentation of the relevant petition upon the occurrence with respect to Customer of such specified event.

Notwithstanding anything to the contrary set forth above regarding the right(s) to close-out and value Contracts, if an event specified in sub-section (c) with respect to Auramet has occurred, then upon the occurrence of such event, all outstanding Contracts will be deemed to have been automatically terminated as of the time immediately preceding the institution of the relevant proceeding, or the presentation of the relevant petition upon the occurrence with respect to Auramet of such specified event.

The rights of Auramet and Customer under this sub-section (c) shall be in addition to, and not in limitation or exclusion of, any other rights that the parties may have (whether by agreement, operation of law or otherwise).

7. Customer's Representations, Warranties and Covenants. Customer represents, warrants and covenants that:

(a) Customer is authorized and empowered to enter into this Agreement and to engage in and effectuate transactions in Contracts and such Contracts are not contrary to or inconsistent with Customer's (i) enabling documents; (ii) internal policies and procedures, and (iii) any laws, rules or regulations applicable to Customer.

(b) Customer, after due consideration, has determined that transactions in Contracts are a prudent and appropriate activity for Customer in light of Customer's financial status and objectives; and that Customer is an "Eligible Contract Participant" as such term is defined in CFTC Regulations and applicable law.

(c) Auramet will be entitled to rely on any instructions, notices and communications that it reasonably believes to have originated with any authorized representative of Customer identified in writing by Customer on Schedule A of this Agreement, as updated from time to time by Customer, and Customer shall be bound thereby.

(d) Auramet will not be acting as an investment adviser, commodity trading advisor or fiduciary with respect to Customer, the OTC Account, or Customer's transactions in Contracts. Neither Auramet nor any of Auramet's employees or agents shall have discretionary authority or control over any decisions made by or on behalf of Customer in respect of the OTC Account. Moreover, any research, analyses or advice that Customer may, from time to time, receive from Auramet in connection with the OTC Account or transactions in Contracts will not serve as a primary basis for any investment or trading decision by Customer.

(e) Customer understands that Auramet and Customer will be acting as principals opposite each other with respect to Contracts for the OTC Account and by entering into and maintaining Contracts the parties will each be relying on the creditworthiness of the other, and will not be relying on any exchange, clearinghouse or customer protection laws, rules or regulations.

8. Auramet's Representations, Warranties and Covenants. Auramet represents, warrants and covenants that:

(a) Auramet is authorized and empowered to enter into this Agreement and to engage in and effectuate transactions in Contracts and such Contracts are not contrary to or inconsistent with Auramet's (i) enabling documents; (ii) internal policies and procedures, and (iii) any laws, rules or regulations applicable to Auramet.

(b) Customer will be entitled to rely on any instructions, notices and communications that it reasonably believes to have originated with any authorized representative of Auramet identified in writing by Auramet on Schedule A of this Agreement, as updated from time to time by Auramet, and Auramet shall be bound thereby.

(c) Auramet understands that Auramet and Customer will be acting as principals opposite each other with respect to Contracts for the OTC Account and by entering into and maintaining Contracts the parties will each be relying on the creditworthiness of the other, and will not be relying on any exchange, clearinghouse or customer protection laws, rules or regulations.

(d) Auramet understands that Auramet and Customer will be acting as principals opposite each other with respect to Contracts for the OTC Account and by entering into and maintaining Contracts the parties will each be relying on the creditworthiness of the other, and will not be relying on any exchange, clearinghouse or customer protection laws, rules or regulations.

9. Indemnification. Customer shall indemnify and hold harmless Auramet, its affiliates and agents from and against all claims, damages, losses and costs incurred by Auramet in connection with any failure of Customer to perform its obligations under this Agreement or under any Contract and any exercise by Auramet of its rights and remedies under this Agreement, including any claims, damages, losses and costs associated with or arising from or under any law, rule or regulation, whether domestic or foreign.

Auramet shall indemnify and hold harmless Customer, its affiliates and agents from and against all claims, damages, losses and costs incurred by Auramet in connection with any failure of Auramet to perform its obligations under this Agreement or under any Contract and any exercise by Customer of its rights and remedies under this Agreement, including any claims, damages, losses and costs associated with or arising from or under any law, rule or regulation, whether domestic or foreign.

10. Notices. All notices relating to the rights and obligations of the parties under this Agreement shall be in writing and, unless otherwise provided for herein, will be sufficient if sent by certified mail, return receipt requested, postage prepaid, air courier, hand delivery, telefax, telecopy or telex to the parties at their respective addresses set forth below.

Auramet Trading, LLC
Attn: Operations
Suite 645, 2 Executive Drive
Fort Lee, New Jersey 07024
Tel: 201-905-5006
Fax: 201-905-5001

Comstock Mining Inc.
Attn: Mr. Corrado de Gasperis, President & CEO
1200 American Flat Road
PO Box 1118
Viriginia City, NV 89440

11. Reliance. Each Spot, Forward or Option shall be deemed to have been entered into by Customer in reliance only upon its own judgment and deliberations and Auramet does not hold itself out, or any of its employees or agents having our authority, to advise Customer on the terms thereof or on any other matters connected with Metal or Energy Product transactions under this letter, and neither Auramet nor any of its employees or agents shall have any responsibility or liability whatsoever in respect of any such advice given to Customer, whether or not such advice was requested by Customer.

12. Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement cannot be modified unless such modification is agreed to in writing and signed by both parties hereto. Neither party may assign or delegate its rights or obligations hereunder without the prior written consent of the other party hereto.

13. No Waiver. Notwithstanding any course of dealing between the parties, neither failure nor delay on the part of a party to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No notice to or demand upon a party shall be deemed to be a waiver of the obligation of such party or of the right of the other party to take further action without notice or demand.

14. Complete Agreement. This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, Customer acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by Auramet, except for the agreements of Auramet set forth herein.

15. Severability. If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Such counterparts shall together constitute but one and the same instrument.

17. Governing Law. The interpretation and enforcement of this Agreement and the rights, obligations and remedies of the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of choice of law.

18. Jurisdiction; Venue. Customer consents to the exclusive jurisdiction of any state or federal court sitting in New York, New York and agrees that venue shall be proper in any such court. An action to enforce any judgment or decision may be brought in any appropriate jurisdiction or venue.

19. **Waiver of Right to Trial by Jury. Customer hereby unconditionally and irrevocably waives any and all right to trial by jury in any action, suit, counterclaim or cross-claim arising in connection with, out of or otherwise relating to this Agreement or any Contract arising hereunder or related hereto.**

IN WITNESS WHEREOF, the parties having caused this Agreement to be duly executed by their respective authorized officers of the date first written above.

AURAMET TRADING, LLC

By: ______________________
Name: Justin Sullivan
Title: Chief Operating Officer
Date:

COMSTOCK MINING INC.

By: ______________________
Name: Corrado DeGasperis
Title: President & CEO
Date: 7/24/12

COMSTOCK MINING LLC

By: ______________________
Name: Corrado DeGasperis
Title: President & CEO of CMI, Member
Date: 7/24/12

Schedule A

Authorized Representatives and Signatories for Trading and Confirmations

AURAMET TRADING, LLC

Justin Sullivan Authorized Representative	[signature] Representative's Signature
Mark Edelstein Authorized Representative	[signature] Representative's Signature
Bruce P. Dunn Authorized Representative	[signature] Representative's Signature

By: Justin M. Sullivan
Title: Secretary and COO
Signature: [signature]
Date:

COMSTOCK MINING INC.

CORRADO DE GASPERIS Authorized Representative	[signature] Representative's Signature
SCOTT JOLCOVER Authorized Representative	[signature] Representative's Signature
ROB WM. VUGTEVEEN Authorized Representative	[signature] Representative's Signature